Exhibit 99.1

CUI Global to Acquire Reach Construction Group

Accretive Platform Acquisition of Leading Solar Construction Company
Further Expands CUI’s Energy Business into Renewable Energy

HOUSTON, March 26, 2020 -- CUI Global, Inc. (Nasdaq: CUI) (“CUI Global” or the “Company”) announced today that on March 24, 2020, it entered into a definitive agreement to acquire Reach Construction Group, LLC, an industry-leading solar construction company. The transaction will consist of third-party debt and company equity valued at approximately $37.0 million (excluding working capital and certain other adjustments upon closing). The acquisition is expected to close within the next 20 days, subject to customary closing conditions.

Headquartered in Apex, NC, Reach Construction Group (“Reach”) is an engineering, procurement and construction (“EPC”) company with expertise in the renewable energy industry. Reach has contractual backlog for 2020 exceeding $100 million. The acquisition is expected to be immediately accretive to CUI Global’s consolidated results.

Strategic Rationale and Benefits

Established as a leading provider of EPC services in the utility scale solar industry, Reach Construction Group is expected to deliver several strategic benefits, including:

●

Expanding CUI Global’s energy services business into the rapidly growing alternative energy industry, particularly building on Reach’s established relationships that currently exist with solar developers and panel manufacturers in the utility scale solar market;

●	Diversifying Reach’s current capabilities into a broader set of service offerings in the energy infrastructure market; and,
●	Enhancing CUI’s revenue while contributing positive net earnings.

“This transaction is a considerable first step in our strategic plan to become a diversified energy infrastructure services company,” said William Clough, executive chairman of CUI Global. “Under the direction of our new CEO, Jim O’Neil, we expect this transaction to deliver strong financial results, which will result in positive earnings for CUI Global’s shareholders on a consolidated basis.”

“Reach is a recognized market leader in providing renewable energy EPC services and the leadership team has over 50 years of combined industry experience successfully delivering renewable energy projects to their customers,” stated Jim O'Neil, vice chairman and CEO of CUI Global. "We are very pleased to expand CUI’s infrastructure energy services into the growing renewable energy market, as well as to play a key role in reducing carbon emissions in the country. This acquisition also provides a solid platform for us to diversify into synergistic services that serve the electric power industry. We look forward to working with Reach to capitalize on their leadership position in the renewable energy market and increase value to our shareholders. We will discuss the transaction in more detail during our Earnings Conference Call on Monday.”

Reach’s CEO & founder, Brandon Martin, commented, “We, at Reach, are excited to become a part of the CUI Global energy team and to help lead the way toward a net zero carbon emissions future. With solar accounting for 40% of all new electric generating capacity in 2019, the acquisition of Reach gives CUI Global a competitive advantage over other traditional energy companies who have yet to make the transition toward a clean energy future. I am honored to join this team of proven industry leaders and visionaries.”

About CUI Global, Inc.

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies to create a diversified energy infrastructure services platform. Through its Energy business units operating as Orbital Gas Systems, CUI Global is a leader in innovative gas solutions with more than 30 years of experience in design, installation and the commissioning of industrial gas sampling, measurement and delivery systems providing solutions to the energy, power and processing markets.  Orbital Gas Systems manufactures and delivers a broad range of technologies including environmental monitoring, gas metering, process control, telemetry, gas sampling and BioMethane. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Investor Relations:
KCSA Strategic Communications
David Hanover
T: 212-896-1220
dhanover@kcsa.com